Exhibit 10.1

April 28, 2017

SOFTWARE LICENCE AGREEMENT

between

FINGER MOTION COMPANY LIMITED

(as "Licensor")

and

PROPERTY MANAGEMENT CORPORATION OF AMERICA

(as “Licensee")

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	LICENSE GRANTED	3
3.	Protection of INTELLECTUAL PROPERTY RIGHTS	4
4.	LICENSEE's OBLIGATIONS	4
5.	FEES	6
6.	warranties	6
7.	TERMINATION and default	7
8.	FORCE MAJEURE	7
9.	COSTS	8
10.	CONFIDENTIALITY	8
11.	GOVERNING LAW AND DISPUTE RESOLUTION	8
12.	NOTICES	9
13.	MISCELLANEOUS	9
SCHEDULE I: DETAILS OF INTELLECTUAL PROPERTY RIGHTS	12
SCHEDULE II: LICENCE FEES	13

SOFTWARE LICENCE AGREEMENT

THIS SOFTWARE LICENCE AGREEMENT (this "Agreement") is made on April 28, 2017:

BETWEEN:

(1)	FINGER MOTION COMPANY LIMITED, a private limited company incorporated under the laws of Hong Kong ("Licensor"); and

(2)	PROPERTY MANAGEMENT CORPORATION OF AMERICA, a corporation organised and existing under the laws of Delaware ("Licensee").

(The Licensor and the Licensee shall be individually referred to as a "Party" and collectively referred to as the "Parties", as the context may require).

WHEREAS:

A.

The Licensor owns certain software related to several computer games, more specifically described in Schedule I (the “Intellectual Property Rights”, in particular the computer software programs and applications, owned by the Licensor shall hereinafter be referred to as the "Technology").

B.

The Licensor has agreed to license to the Licensee the relevant Intellectual Property Rights in respect of the Technology to enable the Licensee to conduct the Business in the Territory on the terms and conditions set out below.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following terms, to the extent not inconsistent with the context thereof, shall have the meanings assigned to them herein below:

"Affiliate" means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the first Person, and shall include a relative of such Person;

"Business" means the deployment, utilisation, marketing and sale of the Technology and all associated activities thereto;

"Business Day" shall mean a day other than a Saturday or Sunday or public holiday and on which commercial banks are open for business in Hong Kong;

"Control" shall mean the power to direct the management or policies of any Person, whether through the ownership of over fifty per cent. (50%) of the voting power of such Person, through the power to appoint, remove or control the appointment or removal of more than half of the Board of Directors or similar governing body of such entity, through contractual arrangements, voting trust, dominant influence or otherwise. The expressions "Change of Control", "Controlling", "Controlled", and "Controller", shall be construed accordingly;

"Intellectual Property Rights" means all rights in and in relation to all intellectual property rights subsisting in the products, services, etc., developed, being developed or proposed to be developed, by or on behalf of or in the course of employment or engagement with, the Licensor, and includes all patents, utility models, inventions, copyrights, moral rights, trade names, brand names, business names and internet domain names, rights in get-up and trade dress, trademarks and service marks, goodwill and the right to sue for passing off or unfair competition, designs, computer software, source codes, algorithm, financial models, database, data, work product, concept, discovery, technology, confidential information and trade secrets, and all other intellectual property rights, in each case whether registered or unregistered, and including all versions, modifications, enhancements and derivative works thereof, applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, and all related, similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world, and includes the Intellectual Property Rights listed in Schedule I, the Know-how and any Improvements;

"Know-how" means the technical data and knowledge of the Licensor which is necessary to enable the Licensee to conduct the Business. The term Know-how includes inventions and formulations whether patented, unpatented or unpatentable, recorded and unrecorded discoveries, secret processes, secret formulas, published and unpublished technical information of any kind which is necessary or desirable to enable the Licensee to conduct the Business;

"Law" or "Laws" shall mean and include all applicable statutes, enactments, acts of legislature or the Parliament, laws, ordinances, rules, by-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any governmental authority, tribunal, board, court or recognised stock exchange;

"Patents" means only those patents and patent applications listed in Schedule I (as updated from time to time in accordance with this Agreement) and associated Intellectual Property Rights;

"Person" means any individual, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organisation, governmental authority or any other entity whether acting in an individual, fiduciary or other capacity;

"Technology" has the meaning set out in Recital A;

"Territories" means worldwide, and "Territory" shall be construed accordingly;

"Trademarks" means only those trademarks and trademark applications listed in Schedule I (as updated from time to time in accordance with this Agreement) and associated Intellectual Property Rights;

"US$" or "US Dollars" means United States dollars, the lawful currency of the United States of America;

"Warranties" means the representations and warranties in Clause 6.

1.2	In this Agreement, unless the context otherwise requires:

(a)	Words denoting any gender shall be deemed to include all other genders;

(b)	Words importing the singular shall include the plural and vice versa, where the context so requires;

(c)	The terms "hereof", "herein", "hereby", "hereto" and other derivatives or similar words, refer to this entire Agreement or specified Clauses of this Agreement, as the case may be;

(d)	Reference to the term "Clause" or "Schedule" shall be a reference to the specified Clause or Schedule of this Agreement;

(e)	Any reference to "writing" includes printing, typing, lithography and other means of reproducing words in a permanent visible form.

(f)

The term "directly or indirectly" means directly or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and "direct or indirect" shall have correlative meanings;

(g)	All headings and sub-headings of Clauses and Schedules, and use of bold typeface are for convenience only and shall not affect the construction or interpretation of any provision of this Agreement;

(h)

Reference to any legislation or Law or to any provision thereof shall include references to any such Law as it may, after the date of this Agreement, from time to time, be amended, supplemented or re-enacted, and any reference to statutory provision shall include any subordinate legislation made from time to time under that provision;

(i)	Reference to the word "include" or "including" shall be construed without limitation;

(j)	The Schedules hereto shall constitute an integral part of this Agreement;

(k)	Terms defined in this agreement shall include their correlative terms;

(l)	Time is of the essence in the performance of the Parties’ respective obligations. If any time period specified herein is extended, such extended time shall also be of essence;

(m)

References to the knowledge, information, belief or awareness of any Person shall be deemed to include the knowledge, information, belief or awareness of such Person after examining all information and making all due diligence inquiries and investigations which would be expected or required from a Person of ordinary prudence;

(n)

The Parties acknowledge that they and their respective counsel have read and understood the terms of this Agreement and have participated equally in the negotiation and drafting. Accordingly, no court or arbitrator construing this Agreement shall construe it more stringently against one Party than against the other;

(o)	All references to this Agreement shall be deemed to include any amendments or modifications to this Agreement from time to time;

(p)

Any word or phrase defined in the recitals or in the body of this Agreement as opposed to being defined in Clause 1.1 shall have the meaning so assigned to it, unless the contrary is expressly stated or the contrary clearly appears from the context; and

(q)

If any provision in Clause 1.1 is a substantive provision conferring rights or imposing obligations on any Party, effect shall be given to it as if it were a substantive provision in the body of this Agreement.

2.	LICENSE GRANTED

2.1

The Licensor hereby grants to the Licensee as the sole and exclusive licensee the rights to deploy, utilise, market and sell the Technology in the Territories for a period of ten (10) years from the date of this Agreement, with a further option to extend for two (2) consecutive terms of five (5) years each (collectively, the "Term").

2.2	The Licensor shall promptly disclose to the Licensee all relevant details of the Technology, as well as provide all necessary technical and other support to the Licensee, to conduct the Business.

2.3

If at any time during the term of this Agreement the Licensor shall make improvements to the Technology or parts thereof (collectively, the "Improvements"), the Licensor shall promptly notify and provide the relevant details to the Licensee, and shall automatically grant to the Licensee a license to use the Improvements on the same terms and conditions as contained in this Agreement, and Schedule I shall be updated accordingly.

2.4	The Licensee may sublicense the Technology to any Affiliate or authorised agent to conduct the Business.

2.5

For the avoidance of doubt, the exclusive rights granted pursuant to this Clause 2 shall be on condition that the Party receiving the license rights (including any sublicensee) shall be bound by the confidentiality provisions of this Agreement and shall not to directly or indirectly compete with, canvass, solicit, circumvent or otherwise cause a material reduction in the business of the Licensor. This undertaking is considered fair and reasonable by the Parties. If any such undertaking is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the undertaking shall apply with such modifications as may be necessary to make it valid and enforceable.

3.	Protection of INTELLECTUAL PROPERTY RIGHTS

3.1

The Licensor shall take all necessary measures to defend or prosecute, as the case may be, any and all claims, infringements or causes of action arising from any attempt by any other person, firm or corporation to use any of the Intellectual Property Rights and to at all times protect the Intellectual Property Rights, and keep the Licensee promptly informed of all circumstances coming to the attention of the Licensor which the Licensor ought reasonably to know may constitute an infringement of any of the Intellectual Property Rights.

3.2

In the event that the Licensor fails to promptly undertake the defence or prosecution (as the case may be) of any litigation made against the Intellectual Property Rights, the Licensee shall, without prejudice to any other rights it has, hereby be authorised by the Licensor to undertake the defence or prosecution (as the case may be) on its behalf and the Licensor shall make available to the Licensee all information and particulars in its possession and cooperate to the fullest extent with the Licensee to assist the Licensee in such defence or prosecution (as the case may be).

3.3

Any damage or monies recovered from third parties in any action or proceedings regarding the Intellectual Property Rights shall belong to the Licensor after reimbursing the Licensee for any reasonable expenses incurred in assisting the Licensor in such action or proceedings.

4.	LICENSEE's OBLIGATIONS

4.1

Marketing and support obligations: The Licensee shall use best efforts to promote and market the Technology at its own cost in order to maximize the licensing and distribution of the Technology. Such marketing efforts shall include, without limitation: establishment of a marketing and sales team dedicated exclusively to promoting and distributing the Technology, advertising the Technology in a commercially appropriate and reasonable manner, and promoting the Technology at seminars, trade shows and conferences. The Licensee agrees further that its marketing and advertising efforts with respect to the Technology will be of the highest quality, and shall preserve the professional image and reputation of the Licensor and the Technology.

4.2	Preparation of localised versions:

(a)	Website preparation and maintenance: The Licensee shall be responsible for the creation, localization, updating and maintenance of websites used to market and sell the Technology.

(b)

Preparation of localized versions: The Licensee shall be responsible for preparing localized versions of the Technology and of any new version thereof in accordance with a schedule to be agreed upon for each such new version.

(c)	Responsibility for quality assurance: The Licensee shall have exclusive responsibility for the development, packaging and quality assurance of the localized versions of the Technology.

4.3	Installation, training, technical support and maintenance:

(a)

Installation and training: The Licensee shall be responsible for conducting all activities required to install the Technology at retailers and suppliers and for providing training to the retailers and suppliers. The Licensee shall also conduct the training related activities for such retailers and suppliers, at such retailers and suppliers' request, and charge a reasonable fee to such retailers and suppliers for such training. All such installation and training shall be conducted with the highest level of professionalism and quality.

(b)

Technical support and maintenance: The Licensee shall be responsible for providing technical support with respect to technical questions, support problems, and error evaluation and correction to all retailers and suppliers of the Technology who have entered into a software maintenance agreement with the Licensee.

(c)

Software maintenance and support services: Software maintenance and support services shall be provided under the Licensee's software maintenance and support services policies in effect on the date the software maintenance and support services is ordered. The Licensee is hereby authorized to distribute any and all error corrections and updates to all of its retailers, suppliers, customers and sub-licensees.

4.4	Restrictive covenants:

(a)

The Licensee acknowledges that the Technology contains the valuable information of the Licensor and the Licensee agrees not to cause or permit the modification, reverse engineering, translation, disassembly, or decompilation of, or otherwise to attempt to derive the source code of the Technology, whether in whole or in part.

(b)

In order to protect the Licensor's Intellectual Property Rights in the Technology, the Licensee agrees that as a condition of its rights hereunder, each copy of the Technology and related documentation reproduced by or on behalf of the Licensee shall contain the proprietary notices stating ownership of the Intellectual Property Rights belongs to the Licensor, whether on the media, within the code and on the documentation which appear on the media or within the code of the Technology or on the related documentation.

4.5	The Licensee hereby acknowledges that:-

(a)	the Licensor is the sole owner of the Intellectual Property Rights (including any localised versions of the Technology); and

(b)	no title to the Intellectual Property Rights will pass hereunder to or through the Licensee, and only the rights expressly granted in or pursuant to this Agreement are provided to the Licensee.

4.6

The Licensee shall not do anything which the Licensee ought reasonably to know may adversely affect the goodwill associated with the Licensor and the Intellectual Property Rights without first consulting with the Licensor. For the avoidance of doubt, the Licensee shall not claim or register the Intellectual Property Rights in any jurisdiction without prior written consent of the Licensor.

4.7

The Licensee will promptly notify the Licensor of all circumstances coming to the attention of the Licensee which the Licensee ought reasonably to know may constitute an infringement of any of the Intellectual Property Rights, including any claim, demand or suit based upon or arising from the use of, or of any attempt by any other person, firm or corporation to use, any of the Intellectual Property Rights, and shall take such reasonable action in connection therewith as the Licensor may direct to assist the Licensor in the protection of the Intellectual Property Rights. The Licensee will also promptly notify the Licensor in writing of any litigation relating to this Agreement or the Licensee's operations hereunder instituted by the Licensee or by any person, firm, corporation or governmental agency against the Licensee.

4.8

The Licensee shall, where applicable, provide all necessary assistance to the Licensor in maintaining and obtaining the registrations of the Intellectual Property Rights under the name of the Licensor.

5.	FEES

In consideration of the license granted and information and services provided by the Licensor to the Licensee under Clause 2 of this Agreement, the Licensee shall pay such license fee in such manner and on such terms set out in Schedule II hereto.

6.	warranties

6.1	Each Party hereby represents and warrants to the other Party that:

(a)	In respect of Parties which are not natural Persons, it is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

(b)	It has taken all necessary corporate action to authorise entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement;

(c)	Its obligations under this Agreement constitute valid and binding obligations, enforceable in accordance with their respective terms;

(d)

It is not insolvent or bankrupt or unable to pay its debts within the meaning of any applicable law and is not subject to any insolvency, bankruptcy, winding-up, dissolution, administration or re-organisation, appointment of a receiver, administrator, administrative receiver, judicial manager, trustee or analogous proceedings under the laws of any applicable jurisdiction.

(e)	It has at all times conducted its business in accordance with all applicable laws and regulations.

6.2

In addition, the Licensee represents and warrants to the Licensor that the Licensee maintains the facilities, resources and experienced personnel necessary to conduct the Business and to perform the necessary installation, training and maintenance services related to such Technology and otherwise to fulfill its obligations under this Agreement.

6.3

Each Party acknowledges that the other Party is entering into this Agreement on the basis of, and in reliance on, the Warranties, and undertakes to notify the other Party if it is aware of any circumstances reasonably likely to result in a breach of any Warranties. The Warranties are deemed to be repeated on each day throughout the duration of this Agreement.

6.4

Each Party hereby undertakes as principal obligor to indemnify and hold harmless the other Party and its directors, shareholders, subsidiaries, employees, agents, affiliates, advisers, successors and assigns (collectively, the "Indemnified Parties") against any and all losses, liabilities, damages, claims, demands, costs, expenses (or actions or investigations in respect thereof) (together the "Claims") resulting from, arising out of or relation to:

(a)	any breach of any term of this Agreement (including the Warranties) or of applicable laws and regulations by the first mentioned Party; or

(b)	any infringement, misappropriation or claims (howsoever arising) challenging the validity, enforceability, effectiveness or ownership of the Intellectual Property Rights; or

(c)	any action reasonably required to be taken by the Indemnified Parties in connection with and/or to remedy any of the above.

7.	TERMINATION and default

7.1

This Agreement becomes effective as of the date first above written ("Effective Date") and shall continue in force until the earlier of (a) the expiration of 10 years from the Effective Date (or if renewed pursuant to the option in Clause 2.1, the expiration of the extension term), or (b) if terminated earlier pursuant to the terms of this Agreement, Provided That nothing herein shall prejudice any Claims or accrued rights of either Party hereto.

7.2

Upon the failure of either Party hereto to fulfill any of its obligations under this Agreement, the Party aggrieved by such default may give to the other Party written notice of such default, such notice to refer specifically to the aggrieved Party's intention to terminate this Agreement in the event of continued default, and, (a) in relation to a breach of any term (other than a Warranty), if after 14 days from the date of such notice the defaulting Party has failed or refused to remedy such default, if capable of being remedied, or (b) has failed or refused to pay compensation satisfactory to the aggrieved Party in the case of a breach of a Warranty or of a default not capable of being remedied, this Agreement may be terminated forthwith by notice duly given to the defaulting Party, and such termination shall be without prejudice to any other rights or claims the aggrieved Party may have against the defaulting Party.

7.3

If this Agreement is terminated or expired at any time, the Licensee shall continue to have the license and right for a period of 30 days from the date of termination of this Agreement to complete deliveries in relation to the Business which have been entered into prior to the date of termination or expiry (as the case may be) of this Agreement, after which all rights granted to the Licensee under this Agreement shall cease and the Licensee shall refrain from utilising the Intellectual Property Rights. The Licensee shall either return to the Licensor or destroy all copies and records of the technical information and documentation relating to the Intellectual Property Rights in the custody or control of the Licensee.

8.	FORCE MAJEURE

8.1

In the event that any Party hereto shall be rendered unable to carry out the whole or any part of its obligations under this Agreement for any reason beyond the control of that Party, including but not limited to decrees or restraints by governmental authorities, acts of God, force majeure, strikes, war, riot and any other causes of such nature, then the performance of the obligations hereunder of that Party or all the Parties hereto as the case may be and as they are affected by such cause shall be excused during the continuance of any inability so caused, but such inability shall as far as possible be remedied with all reasonable despatch.

9.	COSTS

9.1

The costs and expenses, including stamp duty, goods and services tax, duties and other taxes, and all costs and expenses incurred in the preparation and execution of this Agreement (including legal fees and disbursements) incurred in the preparation and execution of this Agreement and to the giving effect of the terms hereof shall be borne by the Licensee.

10.	CONFIDENTIALITY

10.1

Each Party shall keep all information relating to each other Party, information relating to the transactions herein and this Agreement (collectively referred to as the "Information") confidential. None of the Parties shall issue any public release or public announcement or otherwise make any disclosure concerning the Information without the prior approval of the other Party; provided however that nothing in this Agreement shall restrict any of the Parties from disclosing any information as may be required under applicable Law subject to providing a prior written notice of ten (10) Business Days to the other Parties. Subject to applicable Law, such prior notice shall also include (a) details of the Information intended to be disclosed along with the text of the disclosure language, if applicable; and (b) the disclosing Party shall also cooperate with the other Parties to the extent that such other Party may seek to limit such disclosure including taking all reasonable steps to resist or avoid the applicable requirement, at the request of the other Parties.

10.2	Nothing in this Clause 10 shall restrict any Party from disclosing Information for the following purposes:

(a)	To the extent that such Information is in the public domain other than by breach of this Agreement;

(b)	To the extent that such Information is required to be disclosed to any Governmental Authority to whose jurisdiction such Party is subject or with whose instructions it is customary to comply;

(c)

Insofar as such disclosure is reasonably necessary to such Party’s employees, directors or professional advisers, provided that such Party shall procure that such employees, directors or professional advisors treat such Information as confidential. For the avoidance of doubt it is clarified that disclosure of information to such employees, directors or professional advisors shall be permitted on a strictly "need-to-know basis".

11.	GOVERNING LAW AND DISPUTE RESOLUTION

11.1	This Agreement shall be governed by, and construed in accordance with, the Laws of the State Delaware, United States of America.

11.2

Any and all disputes, controversies or conflicts arising from or in relation to this Agreement, including disputes on its validity, conclusion, binding effect, breach, amendment, expiration and termination (collectively, "Disputes"), shall, as far as possible, be settled amicably by the Parties.

11.3

If any such Dispute is not settled amicably within thirty (30) days as from the date any Party informs the other Party that any Dispute has arisen, the Parties agree that such Dispute shall be referred to and finally resolved by arbitration in the United States in accordance with the Rules of the American Arbitration Association ("AAA Rules" and "AAA" respectively), which rules are deemed to be incorporated by reference in this Clause 11. However, to the extent that the AAA Rules are in conflict with the provisions of this Clause 11, the provisions of this Clause 11 shall prevail. The tribunal shall consist of one (1) arbitrator, to be appointed by the President of the AAA. The language of the arbitration shall be English.

12.	NOTICES

12.1

Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid post with recorded delivery, or email addressed to the intended recipient at its address set forth below, or to such other address or email number as a Party may from time to time duly notify to the others:

To the Licensor:	FINGER MOTION COMPANY LIMITED
Unit A, 19/F, Times Media Centre, 133 Wan Chai
Road, Wan Chai, Hong Kong HKSAR

To the Licensee:	PROPERTY MANAGEMENT CORPORATION
OF AMERICA
Unit A, 19/F, Times Media Centre, 133 Wan Chai
Road, Wan Chai, Hong Kong HKSAR

12.2

Any such notice, demand or communication shall, unless the contrary is proved, be deemed to have been duly served at the time of delivery in the case of service by delivery in person or by post, and on transmission in the case of service by email, provided that such notice, demand or communication shall also be dispatched by post within one (1) Business Day of transmission of such notice, demand or communication by email.

13.	MISCELLANEOUS

13.1

Each of the rights of the Parties under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of a Party, whether under this Agreement or otherwise.

13.2

No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorised representative of the waiving Party.

13.3

Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement and any such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted provided the fundamental terms of this Agreement are not altered.

13.4	No amendment or variation of this Agreement shall be binding on any Party unless such variation is in writing and duly signed by all the Parties.

13.5	Subject to the provisions of this Agreement, this Agreement is personal to each Party to this Agreement and shall not be capable of assignment without the prior written consent of the other Party.

13.6

This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior arrangements whether oral or written, relating to such subject matter. No Party has relied upon any representation or warranty in entering this Agreement other than those expressly contained herein.

13.7

The Parties hereto shall execute and do and, take such steps as may be in their power to, procure that all other necessary persons, if any, execute and do all such further documents, agreements, deeds, acts and things as may be required so that full effect may be given to the provisions of this Agreement, including, without limitation, making an application (where applicable) to the relevant patent or other intellectual property registry for registration of the grant of license under a registered patent or other intellectual property.

13.8

This Agreement may be executed in any number of originals or counterparts, each in the like form and all of which when taken together shall constitute one and the same document, and any Party may execute this Agreement by signing any one or more of such originals or counterparts.

EXECUTION PAGE

IN WITNESS WHEREOF, the Parties have entered into this Agreement the day and year first above written.

LICENSOR

SIGNED for and on behalf of	) …………………………………
FINGER MOTION COMPANY LIMITED	) Director
)
)
Witness:	)

LICENSEE

SIGNED for and on behalf of	) …………………………………
PROPERTY MANAGEMENT CORPORATION	) Name
OF AMERICA	) Director
)
Witness:	)

SCHEDULE I: DETAILS OF INTELLECTUAL PROPERTY RIGHTS

1.	Trademarks:

2.	Patents:

SCHEDULE II: LICENCE FEES

Licence Maintenance Costs: The Licensee shall cover all operations costs associated with supporting the Technology.

Tax grossing up: If the Licensor is required by law to make any deduction or withholding on account of any value added tax, income tax or any other taxes or duties from any sum paid or payable by the Licensee to the Licensor under this Agreement, the final sum payable by the Licensee shall be increased to the extent necessary to take into account the applicable withholding, deduction or payment to enable the Licensor to make the necessary remittance to the relevant governmental authority.

Fee: Licensee shall issue an aggregate of 100,000 shares of its Series A Preferred Stock stock to the Licensor promptly following the date hereof. Such shares shall be issued to the principals of Licensor, or their assigns, at the direction thereof.